UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 5, 2020

HARVARD BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

84 October Hill Road, Holliston, MA 01746
(Address of Principal Executive Offices) (Zip Code)

(508) 893-8999
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HBIO	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 6, 2020, the Board of Directors (the “Board”) of Harvard Bioscience, Inc. (the “Company”) increased its size from six to seven directors and appointed Susan Steele to the Board as a Class III director. Ms. Steele’s term will expire at the 2021 Annual Meeting of Stockholders. Ms. Steele will also appointed as a member of the Compensation Committee of the Board, to become effective following the 2020 Annual Meeting of Stockholders.

In connection with Ms. Steele’s appointment to the Board, Engine Capital, L.P. (“Engine”) delivered a notice to the Company (the “Notice”) notifying the Company that Engine has withdrawn the notice of its intention to nominate director candidates at the 2020 Annual Meeting of Stockholders, and agreed to vote its shares in favor of the Class II director candidates nominated by the Company for election at that meeting.

Ms. Steele will receive compensation consistent with that provided to all independent directors of the Company. In accordance with the Company's non-employee director compensation policy and its Third Amended and Restated 2000 Stock Option and Incentive Plan, as amended, on April 10, 2020, Ms. Steele will be granted a non-qualified stock option to acquire shares of the Company’s common stock with an aggregate Black-Scholes cash value of $134,400 at the time of grant, rounded to the nearest 100 shares, subject to a minimum amount of 25,000 shares. The option will have a term of ten years and an exercise price equal to the closing price for the Company’s common stock on the grant date. The option will vest in three equal installments on the one-year, two-year and three-year anniversaries of the grant date.

In addition, in accordance with the Company's non-employee director compensation policy, Ms. Steele will receive a deferred stock award of restricted stock units on May 1, 2020 that will vest in equal installments on June 30, 2020, September 30, 2020 and December 31, 2020, which will be granted in lieu and satisfaction of the annual cash retainer compensation to be earned by Ms. Steele for her service on the board during the remainder of 2020. The number of shares of common stock subject to the initial restricted stock unit award will be determined by dividing (a) the amount of cash that would have been received had the applicable retainer been paid in cash, by (b) the average daily closing market price of the Company’s common stock for the month of February 2020, rounded to the nearest 100 shares.

Other than the Notice, there is no arrangement or understanding between Ms. Steele and any other person pursuant to which she was appointed as a director. Since the beginning of the last fiscal year of the Company, there have been no related party transactions between the Company and Ms. Steele that would be reportable under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On April 6, 2020, the Company issued a press release regarding the matters described above. The full text of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press release of Harvard Bioscience, Inc. issued on April 6, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: April 7, 2020	By:	/s/ James Green
James Green
Chief Executive Officer